Writer's Direct Dial:  (212) 225-2420


                                          July 9, 1996


Continental Airlines, Inc.
2929 Allen Parkway
Houston, Texas 77019

Continental Airlines Finance Trust
c/o Continental Airlines, Inc.
2929 Allen Parkway
Houston, Texas 77019

Ladies and Gentlemen:

          We have acted as special counsel to Continental Airlines, Inc., a Delaware corporation (the "Company"), and Continental Airlines Finance Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of resales of (i) the 8 1/2% Convertible Trust Originated Preferred SecuritiesSM (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust issued pursuant to an amended and restated declaration of trust dated as of November 28, 1995, by the trustees of the Trust, the Company, as trust sponsor, and the holders from time to time of undivided beneficial interests in the Trust, (ii) the Company's 8 1/2% Convertible Subordinated Deferrable Interest Debentures Due 2020 (the "Debentures") issued under the indenture dated as of November 28, 1995, between the Company and Wilmington Trust Company, as trustee, (iii) the Preferred Securities Guarantee Agreement of the Company dated as of November 28, 1995, executed by the Company and Wilmington Trust Company, as trustee for the benefit of the holders from time to time of the Preferred Securities (the "Guarantee"), and (iv) the shares (the "Conversion Shares") of the Company's Class B common stock, $.01 par value, into which the Debentures are convertible. The Preferred Securities, the Debentures, the Guarantee and the Conversion Shares are being registered under a registration statement of the Company and the Trust (File No. 333-04601) on Form S-3 (the "Registration Statement") under the Act which has been filed with the Securities and Exchange Commission.

          We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of all such documents and corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debentures have been duly authenticated in accordance with the terms of the Indenture.

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

          1. The execution and delivery of the Debentures have been duly authorized by all necessary corporate action of the Company, and the Debentures have been duly executed and delivered by the Company and are the legal, valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

          2. The execution and delivery of the Guarantee has been duly authorized by all necessary corporate action of the Company, and the Guarantee has been duly executed and delivered by the Company, and is a legal, valid, binding and enforceable agreement of the Company.

          Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

          The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of
Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.


                         Very truly yours,

                         CLEARY, GOTTLIEB, STEEN & HAMILTON


                         By  /s/ Stephen H. Shalen
                           ------------------------------
                            Stephen H. Shalen, a partner